EXHIBIT 99.2

Klinger Advanced Aesthetics CEO Details Johns Hopkins Medicine’s Consulting Role

New York, NY (April 13, 2006) — Richard Rakowski, Chief Executive Officer of Klinger Advanced Aesthetics, Inc., a subsidiary of TrueYou.Com Inc. (TUYU.PK) today issued the following statement in response to recent press reports regarding Klinger Advanced Aesthetics’ relationship with Johns Hopkins Medicine:

“Our company has both a service and product consulting relationship with Johns Hopkins Medicine. In the service relationship, Johns Hopkins Medicine provides clinical and safety oversight for our medical services. We have rights to use the Johns Hopkins Medicine name in this regard and approved language is used in our facilities and diagnostic software.

“In our product consulting relationship, Johns Hopkins Medicine consulted on the design and information analysis of tests performed on our products. We can use approved language with the Johns Hopkins Medicine name on our Cosmedicine packaging. The specific approved language that will continue to appear on our packaging is; ‘Johns Hopkins Medicine consulted on the design and information analysis of tests performed on Cosmedicine products. In return for its consulting services, Johns Hopkins Medicine receives fees from Klinger Advanced Aesthetics, the formulator of Cosmedicine products.’

“In a written communication, Edward D. Miller, M.D., Dean of the Medical Faculty and Chief Executive Officer of JHM, clarified Klinger Advanced Aesthetics’ ongoing use of the approved language on our Cosmedicine product packaging. This approved language reflects Johns Hopkins Medicine’s role as consultants on our product line.

“We do not seek endorsements for our products, but rather, information from independent testing that can support fact-based consumer information in the aesthetics market. Klinger Advanced Aesthetics is committed to providing consumers with products and services whose safety and performance can be verified by a strong testing program.

“As has been reported, Johns Hopkins Medicine has decided not to take equity or a Board seat in our Company. This decision is an internal matter for Johns Hopkins and does not affect our ability to use the Johns Hopkins Medicine name on our Cosmedicine packaging and in connection with our services as indicated above. We value our relationship with Johns Hopkins Medicine and are pleased that we have been able to clarify issues that have been raised to the satisfaction of all parties.

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations of Klinger Advanced Aesthetics’ business by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ due to numerous factors, including, but not limited to, demand for Klinger Advanced Aesthetics’ products and others. Any forward-looking statements contained herein speak only as of the date on which they are made, and Klinger Advanced Aesthetics undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

Contact:
Jackie Glick
Worldwide Communications & Television
212.445.8259
Jackie@wctv.com

[LETTERHEAD OF JOHNS HOPKINS MEDICINE]

Edward D. Miller, M.D.
The Frances Watt Baker, M.D. and Lenox D. Baker, Jr., M.D.
Dean of the Medical Faculty
Chief Executive Officer

April 11, 2006

Richard R Rakowski
Chairman/CEO,
Klinger Advanced Aesthetics501
Merrit Seven Norwalk, CT 06851

Dear Mr. Rakowski;

I am writing to clarify the nature of the relationship between Klinger Advance Aesthetics and Johns Hopkins Medicine, and to clarify some of the demerits of our most recent agreement.

Klinger Advanced Aesthetics and the stores that distribute its products have agreed to withdraw all references to Johns Hopkins Medicine except for limited information on product packages and in certain previously printed promotional materials that disclose Johns Hopkins Medicine’s consulting role. (These are referenced in your outline which you gave to us on April 6, 2006.)

The exact language we agreed to use on product packaging is as follows:

Joints Hopkins Medicine consulted on the design and information analysis of tests performed on Cosmedicine™ products. In return for its consulting services, Johns Hopkins Medicine receives fees from Klinger Advanced Aesthetics, the supplier of Cosmedicine™ products.

Also, as agreed, Johns Hopkins Medicine will not be taking an equity stake or board seat in I Advanced Aesthetics.

I hope this letter clears up any confusion relating to the Johns Hopkins Medicine and Klinger Advanced Aesthetics arrangement.

Sincerely,

/s/ Edward D. Miller
Edward D. Miller, MD
Dean of the Medical Faculty
CEO, Johns Hopkins Medicine